Exhibit 3.1
CERTIFICATE OF DESIGNATION
OF
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NAVISITE, INC.
     The undersigned officer of NaviSite, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), does hereby certify:
     That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of the General Corporation Law of Delaware, the Board of Directors, by unanimous written consent, adopted the following recitals and resolution, which resolution remains in full force and effect on the date hereof:
     WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of stock designated “Preferred Stock”;
     WHEREAS, the Certificate of Incorporation of the Corporation provides that such Preferred Stock may be issued from time to time in one or more series and authorizes the Board of Directors of the Corporation to fix and determine or alter the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and the designation thereof; and
     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix and determine the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions thereof and other matters relating to a Series A Convertible Preferred Stock.
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for a series of Preferred Stock of the Corporation consisting of 5,000,000 shares designated as “Series A Convertible Preferred Stock” and does hereby fix and determine the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions thereof and other matters relating to the Series A Convertible Preferred Stock as follows:

     1.     Dividend Provisions.
          (a) The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other class or series of stock ranking on liquidation junior to Series A Convertible Preferred Stock, at the rate (the “PIK Dividend Rate”) per share of 8% per annum, increasing to 10% per annum after September 15, 2008 and 12% per annum after March 15, 2009 (in each case, subject to increase pursuant to Section 1(b)), payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a “Dividend Payment Date”), commencing on December 15, 2007, in duly authorized, validly issued, fully paid and non-assessable shares of Series A Convertible Preferred Stock. The number of shares of Series A Convertible Preferred Stock each holder of Series A Convertible Preferred Stock shall be entitled to receive on each Dividend Payment Date is equal to the product of: (x) the number of shares of Series A Convertible Preferred Stock held by such holder on the Dividend Payment Date, multiplied by (y) the PIK Dividend Rate on the Dividend Payment Date divided by four. Dividends payable for any partial dividend period shall be computed on the basis of actual days elapsed in the period and a 360-day year consisting of twelve 30-day months. If on any Dividend Payment Date, the holders of shares of Series A Convertible Preferred Stock shall not have received the full dividends provided by this Section 1(a), then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon, at the applicable PIK Dividend Rate, for each succeeding day that such dividends shall remain unpaid.
          (b) Notwithstanding Section 1(a), if the Corporation is required by Section 3 to redeem shares of Series A Convertible Preferred Stock and does not redeem such shares on the terms required by Section 3 (a “Default”), then the PIK Dividend Rate (with respect to all shares of Series A Convertible Preferred Stock) shall increase to 18% per annum, commencing on the date that the Corporation first breaches the terms of Section 3 (the “Default Date”). The provisions of this Section 1(b) and Section 4(a) relating to the remedies available to the holders of Series A Convertible Preferred Stock upon a Default are not exclusive and shall be in addition to any other remedy which the holders of Series A Convertible Preferred Stock may be entitled hereunder, at law, in equity or otherwise with respect to such Default.
          (c) Notwithstanding Section 1(a), in the event that the Corporation shall not have filed under the Securities Act of 1933, as amended (the “Securities Act”), on or prior to November 30, 2007, a shelf registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the shares of Series A Convertible Preferred Stock pursuant to Rule 415 promulgated under the Securities Act (or any successor provision) or any similar rule that may be adopted by the U.S. Securities and Exchange Commission (such registration statement, the “Shelf Registration Statement”), or the Shelf Registration Statement has not become or been declared effective on or prior to January 31, 2008, then the PIK Dividend Rate shall immediately increase by 2%, and shall increase by an additional 2% on each subsequent Dividend Payment Date, until the Shelf Registration Statement has become or been declared effective. Upon effectiveness of the Shelf Registration Statement, the PIK Dividend Rate shall be revert back to the applicable PIK Dividend Rate under

Section 1(a) or, if applicable, Section 1(b), without regard to this Section 1(c), commencing on the day immediately following Dividend Payment Date.
          (d) After payment of any dividends pursuant to Section 1(a), any additional dividends shall be distributed among all holders of Common Stock and all holders of Series A Convertible Preferred Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of such Series A Convertible Preferred Stock were converted to Common Stock at the then effective conversion rate.
     2.     Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to Series A Convertible Preferred Stock, by reason of their ownership thereof, an amount equal to the Series A Redemption Price for each outstanding share of Series A Convertible Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Series A Convertible Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section
          (b) Upon completion of the distributions required by Section (2)(a), all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
          (c) (i) For purposes of this Section (2), a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the voting power of the Series A Convertible Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Corporation), or any transaction or series of related transactions in which the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; (B) a sale of all or substantially all of the assets of the Corporation; or (C) the grant of an exclusive license to all or substantially all of the Corporation’s intellectual property that is used to generate all or substantially all of the Corporation’s revenues.

               (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Corporation. Any securities shall be valued as follows:
                    (A) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:
                         (1) if traded on a national securities exchange or through an automated quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;
                         (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and
                         (3) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.
                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.
               (iii) In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either:
                    (A) cause such closing to be postponed until such time as the requirements of this Section 2(c) have been complied with; or
                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iv) hereof.
               (iv) The Corporation shall give each holder of record of Series A Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this

Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Convertible Preferred Stock.
     3.     Redemption.
          (a) The Corporation may at any time it may lawfully do so (the payment date being referred to herein as a “Series A Redemption Date”), at the option of the Corporation, redeem in whole or in part the Series A Convertible Preferred Stock by paying in cash in exchange for the shares of Series A Convertible Preferred Stock to be redeemed a sum equal to Eight Dollars ($8.00) per share of Series A Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus all accrued but unpaid dividends on such shares (the “Series A Redemption Price”), subject to the Conversion Rights up until the Series A Redemption Date. Any redemption effected pursuant to this Section 3(a) shall be made on a pro rata basis among the holders of the Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock then held by them.
          (b) At any time after August 1, 2013, but within twenty (20) days after the receipt by the Corporation of a written request from the holders of not less than a majority of the then outstanding Series A Convertible Preferred Stock that all shares of Series A Convertible Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, to the extent it may lawfully do so, redeem (the payment date being referred to herein as a “Series A Redemption Date”) all of the then outstanding shares of Series A Convertible Preferred Stock by paying in cash in exchange for the shares of Series A Convertible Preferred Stock to be redeemed an amount equal to the Series A Redemption Price per share. Any redemption effected pursuant to this Section 3(b) shall be made on a pro rata basis among the holders of the Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock then held by such holders.
          (c) If the Corporation is required to use any net proceeds of a financing to redeem any shares of Series A Convertible Preferred Stock pursuant to Sections 7.10 or 7.11 of that certain Agreement and Plan of Merger entered into by and among the Corporation, NSite Acquisition Corp., a Delaware corporation, netASPx, Inc., a Delaware corporation, and GTCR Fund VI, L.P., for certain limited purposes, dated as of September 12, 2007, then the Corporation shall use all of such proceeds required to be so used to redeem the Series A Convertible Preferred Stock within twenty (20) days after the closing of such financing (the payment date being referred to herein as a “Series A Redemption Date”). The Corporation shall effect such redemptions on the applicable Series A Redemption Dates by paying in cash in exchange for the shares of Series A Convertible Preferred Stock to be redeemed a sum equal to the Series A Redemption Price. Any redemption effected pursuant to this Section 3(c) shall be made on a pro rata basis among the holders of the Series A Convertible Preferred Stock in proportion to the number of shares of Series A Convertible Preferred Stock then held by such holders.
          (d) As used in this Section 3(d) and in Sections 3(e) and 3(f) below, the term “Redemption Date” shall refer to each “Series A Redemption Date” and the term “Redemption Price” shall refer to each “Series A Redemption Price.” At least fifteen (15) but no more than twenty (20) days prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Convertible Preferred Stock, at the address last shown on the records of the Corporation for such holder, (i) notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price (or if the Redemption Price cannot be calculated, the Redemption Price as of a recent date) the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed and (ii) notifying any holder not already participating in such redemption of its rights, subject to the requirements of this Section 3, as applicable, to participate in such redemption (the “Redemption Notice”). Except as provided in Section 3(e), on or after a Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed on such Redemption Date shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.
          (e) From and after each Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of shares of Series A Convertible Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of such shares of Series A Convertible Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed such that each holder of a share of a particular series of Series A Convertible Preferred Stock receives the same percentage of the applicable Redemption Price for each share of such series. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

          (f) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to Section 3(d). As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 4 hereof. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 3(f) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 3(f) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed by a resolution of its Board of Directors.
     4.     Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the earlier of (i) March 15, 2009 and (ii) any Default Date, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Redemption Price per share of the Series A Convertible Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Convertible Preferred Stock shall be Eight Dollars ($8.00) per share, subject to adjustment as set forth in Section 4(d). In the event of a Default, the Conversion Price shall become ninety percent (90%) of the lower of (x) the Trailing Average Price and (y) the Conversion Price immediately prior to this adjustment (except that if the Trailing Average Price is less than Ten Dollars ($10.00) per share, then the Conversion Price shall be calculated with “one hundred percent (100%)” substituted for “ninety percent (90%),” above). For purposes of the foregoing, “Trailing Average Price” shall mean (i) the average closing price over the ten (10) consecutive trading days ending two trading days prior to the date of conversion, as quoted on the Nasdaq Capital Market (or on such other national securities exchange or automated quotation system on which the Common Stock is then listed for trading or automated quotation) on each such day, or (ii) if the Common Stock is not so listed or quoted, the ten (10) consecutive day average, ending two trading days prior to the date of conversion, of the closing bid and asked prices of the Common Stock in the U.S. over-the-counter market; or

(iii) if there is no active public market, the fair market value of the Common Stock, as mutually determined by the Board of Directors of the Corporation and the holders of a majority of the voting power of all then outstanding shares of Series A Convertible Preferred Stock.
          (b) Mechanics of Conversion. Before any holder of Series A Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A Convertible Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of such sale of securities.
          (c) Nasdaq Limitation. If on any date of conversion of shares of Series A Convertible Preferred Stock, (i) the number of shares of Common Stock to be issued upon the conversion of the Series A Convertible Preferred Stock would equal or exceed 6,692,8561 shares (the “Issuable Maximum”), and (ii) the issuance of shares of Common Stock in excess of the Issuable Maximum is required to be, but has not been, approved by the stockholders of the Corporation in accordance with the applicable rules and regulations of The Nasdaq Stock Market, then notwithstanding anything in this Certificate of Designation to the contrary, to the extent that the conversion of the Series A Convertible Preferred Stock would result in the issuance of shares of Common Stock in excess of the Issuable Maximum, the shares of Common Stock in excess of the Issuable Maximum shall not be issued and any shares of Series A Convertible Preferred Stock that are not converted into shares of Common Stock as a result of this limitation shall instead be redeemed by the Corporation. The Corporation shall effect such redemptions within five (5) business days of the date that such conversion would have been consummated but for the provisions of this Section 4(c) by paying in cash in exchange for the shares of Series A Convertible Preferred Stock to be redeemed a sum equal to the Series A Redemption Price per share. Any redemption effected pursuant to this Section 4(c) shall be made on a pro rata basis among the holders of the Series A Convertible Preferred Stock

[1]	Number represents 19.9% of the outstanding shares of Common Stock as of September 10, 2007.

in proportion to the number of shares of Series A Convertible Preferred Stock then held by such holders.
          (d) Recapitalizations. In case the Corporation shall at any time or from time to time (i) pay a dividend (or other distribution) on the Common Stock payable in shares of Common Stock (other than the issuance of shares of Common Stock in connection with the conversion of the Series A Convertible Preferred Stock); (ii) subdivide or split the outstanding shares of Common Stock into a larger number of shares; (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Convertible Preferred Stock thereafter surrendered for conversion (including any shares of Series A Convertible Preferred Stock received as a dividend with respect to such shares, regardless of whether declared or received before or after the action or actions taken in clauses (i) through (iv) above) shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Convertible Preferred Stock been converted into shares of Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 4(d) shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, split, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.
          (e) No Impairment. The Corporation will not, by amendment of this Certificate of Designation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Convertible Preferred Stock against impairment.
          (f) No Fractional Shares and Certificate as to Adjustments,
               (i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. The number of shares of Common Stock to be issued upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Series A Convertible Preferred Stock.
          (g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of Series A Convertible Preferred Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designation.
          (i) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.
     5.     Voting Rights. The holder of each share of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could then be converted. With respect to such vote and except as otherwise expressly provided herein or as required by applicable law, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
     6.     Protective Provisions.
          (a) So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock voting separately as a single class:
               (i) alter or change, whether by merger, consolidation or otherwise, the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely such shares of Series A Convertible Preferred Stock;
               (ii) increase (other than as necessary for the payment of dividends pursuant to Section 1(a)) or decrease (other than by redemption or conversion) the total number of issued or authorized shares of Series A Convertible Preferred Stock;
               (iii) authorize or issue, or obligate itself to issue, whether by merger, consolidation or otherwise, any equity security (other than as necessary for the payment of dividends pursuant to Section 1(a)), including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Convertible Preferred Stock with respect to dividends, liquidation or redemption;
               (iv) pay dividends (other than pursuant to Section 1(a)) or make other distributions on the capital stock of the Corporation;
               (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment or other provision of services to the Corporation or (ii) the redemption of any share or shares of Series A Convertible Preferred Stock in accordance with Section 3; or
               (vi) effect any reclassification or recapitalization of its capital stock.
     7.     Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections 3 or 4, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Corporation. This Certificate of Designation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

     IN WITNESS WHEREOF, NaviSite, Inc. has caused this Certificate of Designation to be executed by its duly authorized officer this 12th day of September, 2007.

/s/ Jim Pluntze
Name:	Jim Pluntze
Title:	Chief Financial Officer

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